Exhibit 99.1

CES SYNERGIES, INC. REPORTS FIRST QUARTER RESULTS

Crystal Springs, FL –May 19, 2014– CES Synergies, Inc. (OTCQB: CESX) announced results for the quarter ended March 31, 2014.

Revenues for the three months ended March 31, 2014 were $3.8 million, a 12% increase as compared to revenues of $3.4 million in the comparable 2013 period.  During the first quarter of 2014, remediation contributed $0.9 million to consolidated revenue and demolition contributed $2.8 million.  Gross margin was 17% in the first quarter compared to 26% in the first quarter of 2013.  The Company reported an operating loss of $0.5 million as compared to operating income of $0.1 million in the first quarter of last year.  CES recorded a net loss for the first quarter of 2014 of $0.6 million or a loss of $0.01 per basic and diluted share.

Clyde A. Biston, Chairman and Chief Executive Officer of CES Synergies commented, “We were pleased to achieve increased revenues in the quarter, primarily related to new contract activity.  Gross margin performance was impacted in the quarter by increased use of subcontractors and higher job site and other indirect costs, but for the balance of 2014 we expect our gross margins to improve.  During the quarter, we made strategic investments in the business to drive our long term growth, including adding high quality business development executives and enhancing our equipment, technology and facilities.  These enhancements have significantly improved our positioning to see a broader scope of opportunities.”

Mr. Biston continued, “We are seeing a pick-up in construction activity and our pipeline is robust.   Examples of contracts secured during the first quarter include a contract with the Florida Department of Transportation (FDOT) for demolition services as well as a demolition and remediation project with the Hillsborough County Court Annex in Tampa.  Our goal is to build upon our positioning as an established leader in the region while making select acquisitions to grow geographically.”

About CESX: CES Synergies, Inc., through its subsidiary, Cross Environmental Services, Inc., is a specialty environmental services company providing quality environmental contracting solutions, demolition and remediation services to commercial and industrial customers, as well as federal, state and municipal entities.   More information may be found at the Company’s website: www.crossenv.com.

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements.  We have identified forward-looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties that are beyond our control, and these statements may turn out not to be true. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form SEC filings.

CES Synergies and Subsidiaries

Consolidated Statements of Operations

	Three month period ended March 31,
	2014	2013
	(unaudited)	(unaudited)
Revenues	$3,812,585	$3,399,967
Cost of sales	3,160,075	2,503,516
Gross profit	652,510	896,451

General and administrative expenses	1,175,644	794,771
Operating Income (loss)	(523,134)	101,680

Other income (expense) net	(52,122)	(35,232)

Net income (loss)	$(575,256)	$66,448
Net income (loss) per basic and diluted share	$(0.01)	$415.29
Weighted average number of shares
outstanding – Basic and Diluted	46,549,000	160

CES Synergies, Inc. and Subsidiaries

Consolidated Balance Sheets

ASSETS	March 31, 2014	December 31, 2013
Current assets
Cash	$72,682	$250,359
Advances to employees	15,069	20,223
Contracts receivable (net of allow. for bad debt)	3,294,390	3,965,709
Inventory	168,378	153,990
Cost and estimated earnings in excess of billings on uncompleted contracts	946,282	809,548
Total current assets	4,496,801	5,199,829
Property and equipment, net	2,101,568	2,160,818
Goodwill	1,446,855	1,446,855
Other assets	7,855	29,505
TOTAL ASSETS	$8,053,079	$8,837,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,329,890	$1,260,709
Accrued payroll	116,083	123,356
Billings in excess of costs and estimated earnings on uncompleted contracts	415,424	518,612
Current portion long-term debt	472,372	472,372
Total current liabilities	2,333,769	2,375,049
Long-term debt, net of current portion	4,531,675	4,731,468
Total long-term liabilities	4,531,675	4,731,468
Stockholders' equity
Common stock, authorized $0.001 par value, 250,000,000 shares, at March 31, 2014, 75,000,000 shares at December 31, 2013 Issued: 46,549,000 shares, at March 31, 2014; 46,525,000 shares, at December 31, 2013	46,549	46,525
Additional paid in capital	994,079	954,702
Retained earnings	147,007	722,263
Total stockholders' equity	1,187,635	1,730,490
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,053,079	$8,837,007

Contact:
Company
John Tostanoski
President
CES Synergies, Inc.
(813) 783-1688
jt@crossenv.com

Investor
John Nesbett/Jen Belodeau
Institutional Marketing Services (IMS)
(203) 972-9200
jnesbett@institutionalms.com